Exhibit 11

                             FLORIDA ROCK INDUSTRIES, INC.
	      COMPUTATION OF EARNINGS PER COMMON SHARE

                                  THREE MONTHS ENDED     SIX MONTHS ENDED
                                      MARCH 31,              MARCH 31,
                                   2004        2003         2004       2003

Income before cumulative
 effect of accounting change   $24,497,000  16,300,000  $56,625,000  28,696,000

Cumulative effect of accounting
 Change                                  -           -            -     333,000

Net income                     $24,497,000  16,300,000  $56,625,000  29,029,000

Common shares:

Weighted average shares
 outstanding during the
 period - used for basic
 earnings per share             43,176,461  42,907,812   43,131,504  42,891,804

Shares issuable under
 stock options which are
 potentially dilutive              865,931     600,410      870,868     651,830

Shares used for diluted
 earnings per share             44,042,392  43,508,222   44,002,372  43,543,634

Earnings per share:
 Basic
  Income before cumulative
   effect of accounting change        $.57        .38         $1.31        .67
  Cumulative effect of
   accounting change                     -          -             -        .01

 Net income                           $.57        .38         $1.31        .68

 Diluted
  Income before cumulative
   effect of accounting change        $.56        .37         $1.29        .66
  Cumulative effect of accounting
   change                                -          -             -        .01

 Net income                           $.56        .37         $1.29        .67


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